SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2004

Oxford Industries, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-04365	58-0831862
(State of incorporation)	Commission File Number	(IRS employer identification)

222 Piedmont Avenue NE NE Atlanta, Georgia		30308
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: 404-659-1224

Item 7. Financial Statements and Exhibits

(c) Exhibits

Number

99.1 Press release dated April 1, 2004, regarding the financial results of Oxford Industries, Inc. ("Oxford") for the third quarter of Oxford's fiscal 2004.

Item 12. Other Events

Attached and incorporated herein by reference as Exhibit 99.1 is a copy of Oxford's press release dated April 1, 2004 reporting Oxford's financial results for the third quarter of Oxford's fiscal 2004. This press release is not to be deemed filed pursuant to the Securities Exchange Act of 1934 or to form a part of the Registrant's public disclosure in the United States or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OXFORD INDUSTRIES, INC.

By:/s/Ben B. Blount, Jr.
Ben B. Blount, Jr.
Executive Vice President and
Chief Financial Officer

Date: April 1, 2004

Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact: J. Reese Lanier, Jr.

Telephone: (404) 653-1446

Fax: (404) 653-1545

E-Mail: rlanier@oxfordinc.com

FOR IMMEDIATE RELEASE

April 1, 2004

Oxford Industries Announces Third Quarter Fiscal 2004 Results

Net Earnings Grow 37% to $9.5 Million

Record EPS of $0.58, Ahead of Consensus Estimates

ATLANTA, GA. Oxford Industries, Inc. (NYSE:OXM) announced today financial results for the third quarter ended February 27, 2004. The Company reported that third quarter net sales increased 35% to $281 million versus $209 million during the third quarter of fiscal 2003. Diluted earnings per share for the third quarter increased to $0.58 versus a split adjusted $0.46 in the third quarter of fiscal 2003, ahead of both the Company's guidance and consensus estimates.

For the nine months ended February 27, 2004, net sales increased $210 million or 37% to $777 million compared to $567 million in the previous year. Diluted earnings per share for the first nine months of this year increased to $1.41 from $1.04 in the same period last year.

J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, "We are pleased to report record sales and earnings for the third quarter. The Tommy Bahama business performed exceptionally well during the quarter, offsetting anticipated declines in other businesses. "

The Tommy Bahama Group contributed $103 million in sales in the third quarter, an increase of 15% over last year when it operated as an independent, private company. Sales growth was aided by the opening of eight retail stores this fiscal year. At quarter-end, the total number of company owned retail stores stood at 39.

The Menswear Group reported third quarter sales of $100 million compared to sales of $121 million last year. Combined shipments to Sears and Lands' End declined $23 million during the quarter. The decline was due to $21 million in initial pipeline fill for the rollout of Lands' End merchandise to Sears retail stores in last year's third quarter that did not anniversary in this quarter.

Third quarter sales for the Womenswear Group declined 11% to $78 million from $87 million last year. The Company attributed the sales decline to lower shipments of women's apparel to Wal-Mart whose sales in this product category have been sluggish for the past several months.

Oxford's financial results continued to be positively impacted by the inclusion of the Tommy Bahama Group. Gross margins increased ten percentage points to 30.9% from 20.5% last year, driven by the addition of Tommy Bahama's higher margin businesses. Selling, general and administrative expenses increased as a percentage of sales to 23.6% from 15.0% last year, reflecting the higher expense structure of the Tommy Bahama Group. Operating expenses included $1.7 million in intangible asset amortization expenses associated with the Tommy Bahama acquisition. Operating income for the quarter increased $10.0 million or 87% to $21.5 million from $11.5 million last year.

Interest expense increased for the third quarter to $6.3 million from $47 thousand last year as a result of the debt incurred to finance the purchase of Tommy Bahama. Debt to total capital stood at 49% at quarter-end with $13.6 million in seasonal borrowings outstanding under the Company's $275 million senior revolving credit facility.

Total inventories increased $35 million over last year to $134 million due to the inclusion of $37 million in Tommy Bahama inventory. The addition of $49 million in Tommy Bahama accounts receivable was partially offset by a reduction of $32 million in the other groups, resulting in an increase in total accounts receivable of $17 million.

The Company narrowed and reaffirmed its guidance for the fourth quarter of this fiscal year to reflect an expectation of continued strong financial results for the remainder of the year. For the fiscal fourth quarter, the Company anticipates sales in the range of $300 to $310 million and diluted earnings per share in the range of $0.85 to $0.88 as compared to its prior expectation for sales of $295 million to $310 million and diluted earnings per share of $0.84 to $0.88. For the fiscal year ending May 28, 2004, the Company now anticipates sales in the range of $1.07 to $1.08 billion and diluted earnings per share in the range of $2.26 to $2.29. This compares to previous earnings guidance of $2.18 to $2.26.

"We are extremely pleased with the combination of Oxford and Tommy Bahama. With a greater diversity of products, price points and channels of distribution, we believe the company is well-positioned for continuing growth and profitability."

Senior management of the Company will hold a conference call to discuss the financial results at 4:30 p.m. ET today. A live Webcast of the conference call will be available on the Company's Web site at www.oxfordinc.com. Please visit the Web site at least 15 minutes early to register for the teleconference Web cast and download any necessary software.

A replay of the call will be available from April 1, 2004 through April 15, 2004. To access the telephone replay, domestic participants should dial (877) 519-4471 and international participants should dial (973) 341-3080. The access code for the replay is 4636222. A replay of the Webcast will also be available following the conference call on Oxford Industries' corporate Website.

Oxford Industries, Inc. is a leading producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford's brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Geoffrey Beene®, Slates®, Dockers® and Oscar de la Renta® labels. Oxford's customers are found in every major channel of distribution including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.

The Company's common stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENT FOR THE PURPOSE OF THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about our expected business outlook, anticipated financial and operating results, the anticipated benefits of the Viewpoint acquisition, growth of particular product lines, strategies, contingencies, financing plans, working capital needs, sources of liquidity, estimated amounts and timing of capital expenditures and other expenditures, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Oxford's business, financial condition and results of operations, including, without limitation: (1) general economic cycles; (2) competitive conditions in our industry; (3) price deflation in worldwide apparel industry; (4) our ability to identify and respond to rapidly changing fashion trends and to offer innovative and upgraded products; (5) the price and availability of raw materials; (6) our dependence on and relationships with key customers; (7) the ability of our third party producers to deliver quality products in a timely manner; (8) potential disruptions in the operation of our distribution facilities; (9) economic and political conditions in the foreign countries in which we operate or source our products; (10) regulatory risks associated with importing products; (11) the impact of labor disputes and wars or acts of terrorism on our business; (12) increased competition from direct sourcing; (13) our ability to maintain our licenses; (14) our ability to protect our intellectual property and prevent our trademarks and service marks and goodwill from being harmed by competitors' products; (15) our reliance on key management; (16) our inability to retain premium pricing on Tommy Bahama products due to competitive or other factors; (17) the impact of reduced travel to resort locations on our sales; (18) risks related to our operation of restaurants under the Tommy Bahama name; (19) the integration of Viewpoint into our company; (20) the expansion of our business through the Viewpoint acquisition into new businesses; (21) our ability to successfully implement our growth plans for Tommy Bahama; (22) our ability to open new Tommy Bahama stores; and (23) unforeseen liabilities associated with the acquisition of Viewpoint and other businesses.

For a further discussion of significant factors to consider in connection with forward-looking statements concerning Oxford, reference is made to Exhibit 99.1 to Oxford's Current Report on Form 8-K dated July 16, 2003; other risks or uncertainties may be detailed from time to time in Oxford's future SEC filings. Oxford disclaims any duty to update any forward-looking statements.

OXFORD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

$ in thousands except per share amounts	Quarters Ended		Nine Months Ended
	February 27, 2004	February 28, 2003	February 27, 2004	February 28, 2003
Net Sales	$281,418	$208,969	$777,406	$566,529
Cost of goods sold	194,350	166,056	542,615	447,968
Gross Profit	87,068	42,913	234,791	118,561
Selling, general and administrative	64,802	31,399	177,663	92,404
Amortization of intangibles	1,678	19	5,033	58
	66,480	31,418	182,696	92,462
Royalties and other operating income	931	-	3,251	-
Operating Income	21,519	11,495	55,346	26,099
Interest expense, net	6,255	47	18,099	149
Earnings Before Income Taxes	15,264	11,448	37,247	25,950
Income Taxes	5,724	4,521	14,025	10,250
Net Earnings	$9,540	$6,927	$23,222	$15,700
Basic Earnings Per Common Share	$0.59	$0.46	$1.45	$1.04
Diluted Earnings Per Common Share	$0.58	$0.46	$1.41	$1.04
Basic Shares Outstanding	16,197,415	15,036,118	16,061,879	15,033,052
Diluted Shares Outstanding	16,670,010	15,133,584	16,516,781	15,115,266
Dividends Per Share	$0.12	$0.105	$0.33	$0.315

OXFORD INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

$ in thousands	February 27, 2004	February 28, 2003
Assets
Current Assets:
Cash and cash equivalents	$ 6,416	$ 6,526
Receivables	167,172	149,880
Inventories	133,693	98,885
Prepaid expenses	19,325	9,515
Total Current Assets	326,606	264,806
Property, plant and equipment, net	51,624	23,573
Goodwill	93,642	5,839
Intangibles, net	149,011	702
Other assets, net	22,034	2,476
Deferred income taxes	-	719
Total Assets	$642,917	$298,115

Liabilities and Stockholders' Equity
Current Liabilities:
Notes Payable	$13,600	$10,000
Trade accounts payable	85,670	58,758
Accrued compensation	23,489	19,208
Other accrued expenses	28,891	15,269
Dividends payable	1,945	1,579
Income taxes payable	2,646	2,383
Current maturities of long-term debt	98	128
Total Current Liabilities	156,339	107,325
Notes payable	198,715	-
Other long-term debt, less current maturities	68	29
Noncurrent liabilities	10,765	4,500
Deferred income taxes	52,650	-
Stockholders' Equity:
Common stock	16,213	15,040
Additional paid-in capital	23,627	7,185
Retained earnings	184,540	164,036
Total Stockholders' Equity	224,380	186,261
Total Liabilities and Stockholders' Equity	$642,917	$298,115

OXFORD INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Nine Months Ended
$ in thousands	February 27, 2004	February 28, 2003
Cash Flows From Operating Activities
Net earnings	$23,222	$15,700
Adjustments to reconcile net earnings to
net cash provided by (used in) operating activities:
Depreciation	8,088	4,426
Amortization of intangible assets	5,033	58
Amortization of deferred financing costs	1,840	-
Amortization of bond discount	134	-
Gain on sale of assets	(749)	-
Equity income	(105)	-
Deferred income taxes	(1,652)	(580)
Changes in working capital:
Receivables	(27,273)	(46,682)
Inventories	(990)	(14,344)
Prepaid expenses	(776)	(418)
Trade accounts payable	3,085	15,438
Accrued expenses and other current liabilities	(6,762)	9,475
Income taxes payable	(769)	2,383
Other noncurrent assets	(4,171)	(833)
Other noncurrent liabilities	5,141	-
Net cash provided by(used in) operating activities	3,296	(15,377)

Cash Flows from Investing Activities
Acquisition net of cash acquired	(222,737)	-
Decrease in restricted cash	204,986	-
Investment in deferred compensation plan	(1,656)	-
Purchases of property, plant and equipment	(10,823)	(1,410)
Proceeds from sale of property, plant and equipment	1,111	598
Net cash used in investing activities	(29,119)	(812)

Cash Flows from Financing Activities
Proceeds from short-term debt, net	13,600	10,000
Payments of long-term debt	(196)	(237)
Payments of debt issuance costs	(7,415)	-
Proceeds from issuance of common stock	7,132	95
Dividends on common stock	(4,973)	(4,734)
Net cash provided by financing activities	8,148	5,124

Net change in Cash and Cash Equivalents	(17,675)	(11,065)
Cash and Cash Equivalents at the Beginning of Period	24,091	17,591
Cash and Cash Equivalents at the End of Period	$6,416	$6,526

OXFORD INDUSTRIES, INC
SEGMENT INFORMATION
(UNAUDITED)

$ in thousands	Quarters Ended		Nine Months Ended
	Feb. 27, 2004	Feb. 28, 2003	Feb. 27, 2004	Feb. 28, 2003
Net Sales
Oxford Menswear Group	$ 99,828	$ 121,415	$ 330,935	$ 347,654
Oxford Womenswear Group	78,052	87,489	202,846	218,653
Tommy Bahama Group	103,438	-	243,105	-
Corporate and Other	100	65	520	222
Net Sales	$ 281,418	$ 208,969	$ 777,406	$ 566,529

Operating Income
Oxford Menswear Group	$ 7,016	$ 8,945	$ 26,712	$ 22,187
Oxford Womenswear Group	3,341	5,759	8,458	11,066
Tommy Bahama Group	14,822	-	29,331	-
Corporate and Other	(3,660)	(3,209)	(9,155)	(7,154)
Operating income	21,519	11,495	55,346	26,099
Interest expense, net	6,255	47	18,099	149
Earnings before taxes	$15,264	$ 11,448	$37,247	$25,950